Exhibit 10.1

EMPLOYMENT AGREEMENT
BETWEEN
WARWICK VALLEY TELEPHONE COMPANY
AND
THOMAS H. GRAY

Warwick Valley Telephone Company (WVTC), a New York corporation with its principal place of business at 47 Main Street, Warwick, New York (Company), and Thomas H. Gray (“Gray”) , residing at 5131 Hawthorne Lane, Lisle, Illinois, USA, agree to enter into this Employment Agreement dated as of January 15, 2007 as follows:.

1. Employment of Thomas H. Gray as Interim President & Chief Executive Officer (“CEO”): WVTC agrees to employ Gray in the role of interim CEO, and Gray agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, Gray’s employment under this Agreement shall begin as of January 15, 2007 and shall continue until terminated in accordance with Section 4 below. The parties expect termination to occur three to six months from the effective date of this Agreement. Gray understands that he will have to complete an I-9 Form, and provide appropriate documentation, in the time frame as required by law.

2. Gray’s Duties and Responsibilities as Interim CEO: Gray will report directly to the Board of Directors, and will be responsible for devising strategy and providing day-to-day direction and management of WVTC until a permanent CEO is hired or the Board decides, in its discretion, that such employment shall be terminated for any reason. Gray will perform the customary duties of a CEO, such as oversight for the entire Company, hiring and utilizing consultants where appropriate, realigning non-union staff where appropriate, developing business strategies, reviewing Sarbanes-Oxley compliance efforts, and other duties as may be assigned to CEO by the Board. Gray shall provide weekly updates to the Board regarding his activities as CEO. Gray will obtain Board approval prior to hiring or firing senior management (defined as staff directors or department heads), approving capital expenditures that exceed the approved capital budget, and committing the Company to long-term business commitments or engagements of material proportions. The Board may, at any time, establish budgeting parameters and other guidelines for the CEO to follow in carrying out his responsibilities. Gray understands that WVTC has collective bargaining agreements covering its plant and clerical employees and will not attempt to or make any unilateral changes to those agreements. Unless the Board directs otherwise, Gray will use his best judgment when to seek Board approval before making any decision of significance affecting WVTC. Gray will also abide by Company policies applicable to all WVTC employees.

3. Gray’s Goals as Interim CEO: Gray and the Board will agree upon goals and objectives that will become part of this agreement as Amendment #1.

4. Gray’s Compensation and Expenses as Interim CEO

a. Weekly Salary: WVTC will pay Gray on a weekly basis $8,333.83 per week, less appropriate deductions, which is equivalent to a monthly amount of $35,000 less appropriate deductions. Payments will be made on regular WVTC weekly paydays.

b. Expenses: WVTC will reimburse Gray for reasonable travel and other incidental expenses related to the services performed hereunder, including but not limited to weekly airfare to Chicago, use of a Company car for business purposes, lodging, and meals, provided that such expenses are invoiced with documentation no later than two months after Gray’s separation of employment. No reimbursement shall be provided for the costs of equipment and supplies with which Gray may personally utilize such as cell-phone, laptop computer, software, however, WVTC will reimburse Gray for any business calls on his cell-phone at the billed amount.

c. Benefits: Gray understands and agrees that he will not be eligible for employee benefits, fringe benefits or other perquisites made available to WVTC employees, including vacations, long term disability, sick time, life insurance and 401(k) except as specifically set forth in this Agreement. Gray will execute any forms determined by WVTC to be necessary or appropriate to confirm his No Benefit Status, including but not limited to a declination of health insurance coverage form.

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5. Term and Termination

The Agreement shall be in effect on the first day Gray begins employment with WVTC and may be terminated at any time by either party, effective on the 30th day after delivery of written notice to the other party.

6. Information

WVTC will provide Gray with access to financial data, other confidential information, access to the WVTC’s sites and management that Gray may reasonably require in connection with his employment as CEO. Gray agrees to use such information and access for the purposes agreed upon, and to treat as confidential all information which WVTC so identifies.

7. Confidentiality:

a. Gray shall sign and abide by WVTC’s confidentiality requirements as a condition of employment and continued employment.

b. Unless Gray shall first secure written consent of the owner of the Confidential Information (as defined herein), Gray shall not use or disclose to any other person, corporation, firm or entity at any time either during or after the termination of this Agreement any Confidential Information of which Gray becomes aware, whether or not such information is developed by Gray. Gray shall take all appropriate steps to safeguard Confidential Information and protect such information against disclosure, misuse, espionage, loss and theft. Gray acknowledges that his failure to comply with this paragraph may irreparably harm the business of WVTC or one of its affiliates, investors or partners.

c. As used herein, “Confidential Information” shall mean information which is made available to or prepared by Gray in connection with the services which Gray is required to perform hereunder relating to or revealing WVTC’s business, operations, organization, financial condition, plans, designs, analyses, financial data, including projections and reports, strategies, international plans, and all similar and related information in whatever form. Confidential Information shall not include any information which is publicly available when provided or becomes publicly available otherwise than by Gray’s breach of his undertakings herein. Information shall be deemed publicly available if it becomes a matter of public knowledge or is contained in materials available to the public or is lawfully obtained by Gray from any source other than WVTC or one of their clients or one of their affiliates or their officers, employees or outside advisors, provided that such source has not, to Gray’s actual knowledge, breached any obligation of confidentiality to WVTC with respect to such information. Information shall not be deemed to have been published merely because individual portions of the information have been published in combination.

d. Upon termination of this employment, Gray shall either promptly deliver to WVTC all written or electronic records, work papers, manuals, notebooks, reports and other documentation and materials which contain Confidential Information, no matter where such material is located and no matter what form such material may be in, and any duplicates or copies thereof, or certify to the Board that the “Confidential Information” has been destroyed, at the discretion of the Board.

e. As used herein, “affiliate” shall mean any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with WVTC.

8. Indemnification

WVTC agrees to provide to Gray for his execution WVTC’s standard Director’s and Officers Indemnification Agreement, providing for indemnification consistent with New York Corporation Law and WVTC’s by-laws.

9. Miscellaneous

a. Entire Agreement: This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

b. Successors and Assignees: this agreement binds and benefits the successors and assignees of the parties.

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c. Notices: All notices must be in writing and delivered to an address designated by the receiving party. Delivery may be in person, by mail, by fax, or by email if the sending address is clearly and legitimately associated with the sending party.

d. Governing Law: this agreement will be governed and construed in accordance with the laws of the State of New York, USA.

e. Counterparts: The parties may sign several identical counterparts of this agreement. Any fully signed counterpart will be treated as an original.

f. Modification: This agreement may be modified only in writing signed by the party against whom such modification is sought to be enforced.

g. Waiver: If one party waives any term or provision of this agreement at any time, that waiver will only be effective for the specific instance and the specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

h. Severability: If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable, and such provision shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

i. Arbitration. Any controversy between the parties with respect to this Agreement, except for any alleged breach of paragraph 7 of this Agreement shall be settled by arbitration to be held in New York according to the rules of the American Arbitration Association (“AAA”) applying the applicable substantive law. The arbitration shall be conducted by a single arbitrator selected by mutual agreement of the parties and decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, enforceable at law or equity, as the case may require. If no agreement is reached by the parties as to the selection of an arbitrator from AAA’s panel within thirty (30) days of after either party’s request for arbitration, the AAA shall select the arbitrator. Each party shall bear its respective expenses of any such arbitration. The costs of such arbitration shall be equally shared between the parties. Charges for stenographic fees and expenses shall be borne by the party ordering such services. Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

WVTC

By:	/s/ Herbert Gareiss, Jr.	Dated:	1/15/07

Printed Name:	Herbert Gareiss, Jr.	Title:	President & CEO

Address:

By:	/s/ Thomas H. Gray	Dated:	1/15/07

Printed Name: Thomas H. Gray

Address: 5131 Hawthorne Lane, Lisle, Illinois 60532

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